Exhibit 10.6
EXECUTION COPY

PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT
by and among
NYTEX ENERGY HOLDINGS, INC.,
NYTEX FDF ACQUISITION, INC.
and
WAYPOINT NYTEX, LLC
Senior Series A Redeemable Preferred Stock
Series B Redeemable Preferred Stock
Warrants to Purchase Shares of Common Stock
Dated as of November 23, 2010

(Not Part of Agreement)

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(Not Part of Agreement)

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(Not Part of Agreement)

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SCHEDULES

Schedule 1.1	Owned and Leased Properties
Schedule 3.1	Consents
Schedule 3.2(a)	Good Standing
Schedule 3.2(b)	Subsidiaries
Schedule 3.3	Taxes
Schedule 3.6	(OSHA and Environmental Compliance)
Schedule 3.5	Entity Names
Schedule 3.7(b)	Litigation
Schedule 3.7(d)	Plan Contributions
Schedule 3.8	Intellectual Property
Schedule 3.9	Licenses and Permits
Schedule 3.11	Defaults
Schedule 3.13	Labor Disputes
Schedule 3.21	Business
Schedule 3.22	Insurance
Schedule 3.25	SEC Filings
Schedule 9.10(d)	Contingent Obligations

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EXHIBITS

Exhibit A-1	Purchaser Warrant
Exhibit A-2	Control Warrant
Exhibit B	Compliance Certificate
Exhibit D	Registration Rights Agreement
Exhibit E	Senior Series A Certificate of Designations
Exhibit F	Legal Opinion
Exhibit G	Initial Budget
Exhibit H	Parent Series B Certificate of Designations
Exhibit 3.4(a)	Pro Forma Balance Sheet
Exhibit 3.4(b)	Projections

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PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT
PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, dated as of November 23, 2010 (this “Agreement”), by and among NYTEX ENERGY HOLDINGS, INC., a Delaware corporation (“Parent”), NYTEX FDF ACQUISITION, INC., a Delaware corporation (the “Company”), and WayPoint Nytex, LLC, a Delaware limited liability company (together with its successors and assigns, the “Purchaser”).
RECITALS
WHEREAS, (a) the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, 20,750 shares of the Company’s 14% Senior Series A Redeemable Preferred Stock, par value $0.001 per share (the “Senior Series A Redeemable Preferred Stock”), and (b) Parent wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from Parent, (i) a warrant, in the form of Exhibit A-1 attached hereto (the “Purchaser Warrant”), and (ii) a warrant, in the form of Exhibit A-2 attached hereto (the “Control Warrant”, and together with the Purchaser Warrant, the “Warrants”), all for the consideration and upon the terms and conditions hereinafter provided; and
WHEREAS, Parent wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from Parent, one (1) share of Parent’s Series B Redeemable Preferred Stock, par value $0.001 per share (the “Series B Redeemable Preferred Stock”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties and agreements made herein, and other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     Section 1. Definitions.
     1.1. Defined Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings:
     “Accountants” means the nationally or regionally recognized firm of independent certified public accountants mutually agreed upon in writing by the Company and the Purchaser.
     “Acquisition Agreement” means that certain Membership Interests Purchase Agreement (including all annexes, exhibits and schedules relating thereto), dated as of November 23, 2010, among the Company and the Francis Entities, in form and substance satisfactory to the Purchaser.
     “Affiliate” means, as to any Person, (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
     “Anti-Terrorism Laws” means any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).
     “Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Transaction Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.
     “Bankruptcy Code” means 11 U.S.C. Sec. 101 et seq., as from time to time hereafter amended, and any successor or similar statute.
     “Blocked Person” has the meaning set forth in Section 3.23(b).
     “Budget” for any fiscal year means an annual operating budget of the NYTEX Parties, on both a consolidated and consolidating basis, (a) for such fiscal year, containing projections of profit and loss, cash flow and ending balance sheets for each month of such fiscal year, and (b) for the succeeding three years, containing projections of profit and loss, cash flow and ending balance sheets for each of such years; and thereafter, promptly upon preparation thereof, all amendments and revisions thereto which may be made from time to time. The initial Budget effective on the date of this Agreement is attached hereto as Exhibit G.
     “Business” means, with respect any NYTEX Party, such NYTEX Party’s business as conducted on the Closing Date;
     “Business Day” means any day except a Saturday, a Sunday or a legal holiday in New York City.
     “Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.
     “Capitalized Lease” means, as to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person.
     “Capitalized Lease Obligation” means any Indebtedness of any NYTEX Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     “Cash” means money (in Dollars), currency (in Dollars) or a credit balance in any Deposit Account.
     “Cash Equivalents” means
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or (if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally) carrying an equivalent rating by a nationally recognized statistical rating organization, which is issued by a Person (other than the Company or an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia, and matures within nine months after the date of acquisition thereof;
     (c) certificates of deposit or bankers’ acceptances maturing not more than one year after the date of acquisition thereof; and
     (d) repurchase obligations of any bank, having a term of not more than 30 days, for, and secured by, underlying securities of the types (without regard to maturity) described in clauses (a) and (c) above.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
     “Certified” when used with respect to any financial information of any Person to be certified by any of its officers, indicates that such information is to be accompanied by a certificate to the effect that such financial information has been prepared in accordance with GAAP consistently applied, subject in the case of interim financial information to normal year end audit adjustments and absence of the footnotes required by GAAP, and presents fairly, in all material respects, the information contained therein as at the dates and for the periods covered thereby.
     “Change of Control” means, and shall be deemed to have occurred, if at any time:
     (a) all or substantially all of the outstanding shares of capital stock of any NYTEX Party shall be transferred or sold or such NYTEX Party shall merge or consolidate with another person or entity, in each case, in one or a series of related transactions, under circumstances in which the holders (together with the Affiliates of such holders) of the voting power of outstanding capital stock of such NYTEX Party, as applicable, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of such NYTEX Party, as applicable, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction; or

     (b) there shall occur a sale or other Disposition of all or substantially all of the assets of any NYTEX Party (whether such sale or other Disposition occurs pursuant to a single transaction or a series of related transactions), or a voluntary or involuntary liquidation, dissolution or winding up of any NYTEX Party (including any transaction or series of related transactions or event that is deemed to be a liquidation, dissolution or winding up of such NYTEX Party pursuant to any provision of its Organizational Documents),
     (c) Either Michael K. Galvis or Michael G. Francis shall sell at least five percent (5%) of Parent’s Equity Interests held by him immediately prior to such sale;
     (d) Michael K. Galvis ceases to be employed as the Chief Executive Officer of Parent or otherwise dies or becomes disabled and, in any case, shall not have been replaced within thirty (30) calendar days by an interim Chief Executive Officer, and within one hundred eighty (180) days by a permanent Chief Executive Officer, each to have similar experience and qualifications as the Chief Executive Officer being replaced and to be otherwise satisfactory to the Purchaser in its reasonable discretion, or any such replacement Chief Executive Officer ceases such employment or otherwise dies or becomes disabled unless replaced in the same time period and with an individual having similar experience and qualifications as the Chief Executive Officer being replaced and to be otherwise satisfactory to the Purchaser in its reasonable discretion; or
     (e) Michael G. Francis ceases to be employed as the Chief Executive Officer of the Francis Entities or otherwise dies or becomes disabled and, in any case, shall not have been replaced within thirty (30) calendar days by an interim Chief Executive Officer, and within one hundred eighty (180) days by a permanent Chief Executive Officer, each to have similar experience and qualifications as the Chief Executive Officer being replaced and to be otherwise satisfactory to the Purchaser in its reasonable discretion, or any such replacement Chief Executive Officer ceases such employment or otherwise dies or becomes disabled unless replaced in the same time period and with an individual having similar experience and qualifications as the Chief Executive Officer being replaced and to be otherwise satisfactory to the Purchaser in its reasonable discretion
     “Charges” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), of any NYTEX Party or any of Affiliate (other than the Purchaser) thereof.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Closing Fee” has the meaning set forth in Section 2.1(c).
     “Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     “Company” has the meaning set forth in the preamble.
     “Compliance Certificate” means, for any fiscal quarter of the Company, an Officer’s Certificate of the Company properly completed as of the last day of such fiscal quarter and signed by the Chief Financial Officer of the Company, substantially in the form set forth in Exhibit B attached hereto.
     “Confidential Information” has the meaning set forth in Section 13.7.
     “Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on any NYTEX Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Transaction Documents, the Senior Debt Documents, the Subordinated Debt Documents or the Acquisition Agreement, including any Consents required under all applicable federal, state or other Applicable Law.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, with or without recourse, guaranteeing or intended to guarantee any Indebtedness, lease, dividend or other monetary obligation (the “primary obligation”) of another Person (the “primary obligor”) in any manner, including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. Notwithstanding the foregoing, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business.
     “Control Warrant” has the meaning set forth in the preamble.
     “Controlled Group” means, at any time, each NYTEX Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any NYTEX Party, are treated as a single employer under Section 414 of the Code.
     “Debt Payments” means and includes, for any period and calculated for the Company and its Subsidiaries on a consolidated basis, the sum of (without duplication) (a) all amounts actually incurred and payable during such period for interest on any Advances (as defined in the

Senior Debt Documents), Indebtedness, and the interest portion of any amount incurred under any Capitalized Lease Obligation and any Synthetic Lease, plus (b) all amounts incurred and payable for all fees, commissions and charges under this Agreement and with respect to any Advances, Funded Debt or other Indebtedness for borrowed money, plus (c) scheduled principal payments under any Capitalized Lease Obligation and any Synthetic Lease, plus (d) unscheduled principal payments paid during the period under any Capitalized Lease Obligations and any Synthetic Lease, plus (e) scheduled principal payments made with respect to any Funded Debt or other Indebtedness for borrowed money (other than the repayment of Revolving Advances (as defined in the Senior Debt Documents)), regardless to whom such amounts are payable, plus (f) unscheduled principal payments with respect to any Funded Debt or other Indebtedness for borrowed money (other than the repayment of Revolving Advances), regardless to whom such amounts are payable.
     “Default” means any event or condition which, with due notice or lapse of time or both, would become an Event of Default.
     “Deposit Account” means a deposit account, as such term is defined in Section 9-102 of the Uniform Commercial Code.
     “Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable or exercisable for shares of Parent Common Stock, and (ii) all options, warrants, and other rights to acquire shares of Parent Common Stock or any class of stock or other security or securities convertible into or exchangeable for shares of Parent Common Stock or any class of stock of other security.
     “Dispose” means, with respect to any assets or property of any Person, to sell, convey, transfer, exchange, lease, encumber (other than pursuant to transactions occurring on the date hereof) or otherwise dispose of, such assets or property (including any involuntary disposition by eminent domain or otherwise), and “Disposition” has a corresponding meaning.
     “Dollars” and “$” means lawful money of the United States of America.
     “Earnings Before Interest and Taxes” means, for any period, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period (excluding one-time non-cash gains and non-cash losses) plus the following to the extent deducted in calculating such net income (or loss): (i) all interest expense of the Company and its Subsidiaries on a consolidated basis for such period, and (ii) all charges against income of the Company and its Subsidiaries on a consolidated basis for such period for federal, state and local taxes.
     “EBITDA” means, for any period, Earnings Before Interest and Taxes for such period plus the following for the Company and its Subsidiaries on a consolidated basis to the extent deducted in calculating net income (or loss) for such period: (i) depreciation expenses for such period and (i) amortization expenses for such period.
     “Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
     “Environmental Matter” means any claim, investigation, litigation or administrative proceeding, whether pending or threatened, or Order, asserted, arising or entered under or pursuant to any Environmental Law, or relating to any Hazardous Materials, in each case against or affecting the Company or any of its Subsidiaries, their respective operations, or any properties owned, leased or used by any of them.
     “Environmental Permit” means all licenses, permits, authorizations and registrations required to be obtained by any NYTEX Party under any applicable Environmental Law and necessary for its operations.
     “Equipment” means and includes as to each NYTEX Party all of such NYTEX Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefore or accessions thereto.
     “Equity Documents” means all documents executed in connection with the issuance of the Company’s Equity Interests to Parent on or immediately prior to the Closing Date, including membership certificates, if any.
     “Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).
     “Equity Value” means the value of all of Parent’s equity as determined by a nationally recognized independent accounting firm mutually agreed upon by Parent and the Purchaser.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by the Company or any ERISA Affiliate to make required contributions to a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which any NYTEX Party may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any ERISA Affiliate may be directly or indirectly liable.
     “Event of Default” has the meaning set forth in Section 11.1.
     “Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Exchange Act” means as of any date the Securities Exchange Act of 1934, as amended, or any successor federal statute from time to time in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such successor federal statute.
     “Fixed Charge Coverage Ratio” means and includes, with respect to any period, the ratio of (a) (i) EBITDA minus (ii) Unfinanced Capital Expenditures made during such period, minus (iii) distributions and dividends made during such period, minus (iv) cash taxes paid during such period, minus (v) management fees paid and not otherwise deducted in calculating net income (loss) during such period to (b) (i) all Debt Payments plus (ii) all payments of Subordinated Debt made during such period. For purposes of determining the Fixed Charge Coverage Ratio, Unfinanced Capital Expenditures shall include Capital Expenditures that are financed under Revolving Advances (as defined in the Senior Debt Documents) made pursuant to the Senior Debt Documents.
     “Francis Entities” means Francis Oaks, LLC, a Louisiana limited liability company, and Francis Drilling Fluids, Ltd., a Louisiana corporation.
     “Francis Subordinated Debt” means and includes all liabilities, loans, debts and other obligations of any NYTEX Party under the Francis Subordinated Debt Documents.
     “Francis Subordinated Debt Documents” means (a) the Subordinated Promissory Note issued by Parent in favor of Diana Istre Francis dated November 23, 2010 in the principal sum of $750,000 and (ii) all other agreements, instruments and documents executed by a NYTEX Party pursuant thereto, in each case, as amended, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time in accordance with the Francis Note Subordination Agreement.
     “Fully-Diluted Basis” means all of the outstanding shares of Parent Common Stock, assuming the exercise of all outstanding warrants and the exercise or conversion of all outstanding Derivative Securities.
     “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Company, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
     “Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.
     “Hazardous Wastes” means all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
     “Indebtedness” with respect to any Person at a particular date means all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation, by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
     “Intellectual Property” means property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, trade name application, domain name, domain name application, mask work, trade secret or license or other right to use any of the foregoing.
     “Internal Revenue Service” means the United States Internal Revenue Service and any successor or similar agency performing similar functions.
     “Inventory” means and includes as to each NYTEX Party all of such NYTEX Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such NYTEX Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
     “Investment” when used with reference to any investment of any NYTEX Party means any investment so classified under GAAP, and, whether or not so classified, includes (a) any Indebtedness owed by any Person to such NYTEX Party, (b) any Contingent Obligation of such NYTEX Party with respect to Indebtedness or other obligations of any Person, and (c) any Equity Interests in any Person held by such NYTEX Party; and the amount of any Investment shall be the original principal or capital amount thereof less all cash returns of principal or equity thereof (and without adjustment by reason of the financial condition of such other Person).
     “Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating the Leverage Ratio (i) for the one fiscal quarter ending November 30, 2010, EBITDA shall be measured for such one fiscal quarter multiplied by four, (ii) for the two fiscal quarters ending February 28, 2011, EBITDA shall be measured for such two fiscal quarters multiplied by two, and (iii) for the three fiscal quarters ending May 31, 2011, EBITDA shall be measured for such three fiscal quarters multiplied by 4/3.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
     “Management Fee” means and includes all liabilities, debts and other obligations of any NYTEX Party under the Management Fee Documents, not to exceed $750,000 in the aggregate during any fiscal year of the Company.

     “Management Fee Documents” means (a) the Management Fee Agreement, dated November 23, 2010, by and between the Company and Parent (b) all other agreements, instruments and documents executed by a NYTEX Party pursuant thereto, in each case, as amended, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time in accordance with this Agreement.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of any NYTEX Party, or (b) the Company’s ability to duly and punctually pay or perform the Obligations under the Transaction Documents in accordance with the terms thereof.
     “Material Contract” means any agreement or contract (including licenses, supply agreements, requirements contracts, customer agreements, franchise agreements, distribution agreements, joint venture agreements, asset purchase agreements, stock purchase agreements, merger agreements, agency or advertising agreements, leases of real or personal property, credit agreements, loan agreements, security agreements, mortgages, trust deeds, trust indentures, shareholder agreements, registration rights agreements, consulting agreements, management agreements, employment agreements, severance agreements, collective bargaining agreements, tax sharing agreements, and other contracts, agreements and commitments) to which the Company or any of its Subsidiaries is a party and which involves obligations (contingent or otherwise) of, or payments to, any NYTEX Party of more than $500,000 in any fiscal year or is otherwise material to the ongoing business, operations, financial condition or prospects of the NYTEX Parties taken as a whole.
     “Maturity Date” means May 23, 2016.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor that is a nationally recognized statistical rating organization.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any NYTEX Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “NYTEX Parties” means Parent, the Company and the Company’s Subsidiaries, including the Francis Entities.
     “Obligations” means all of the Indebtedness, obligations and liabilities of the NYTEX Parties incurred under the Transaction Documents, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise, including (a) the obligation to pay principal, interest (including interest accruing after the commencement of any proceeding referred to in Section 11.1(e) or (f), whether or not allowed as a claim in such proceeding), charges (including redemption charges, if any), expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by or chargeable to any NYTEX Party under any Transaction Document and (b) the obligations of any NYTEX Party to reimburse any amount in respect of any of the foregoing that Purchaser, in its sole discretion, may elect to pay or advance on behalf of any NYTEX Party.
     “Observer” has the meaning set forth in Section 7.2.
     “Officer’s Certificate” means with respect to any corporation or other entity, a certificate signed by a Responsible Officer of the specified corporation or entity.
     “Order” means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Authority.
     “Ordinary Course of Business” means with respect to any NYTEX Party, the ordinary course of such NYTEX Party’s business as conducted on the Closing Date.
     “Organizational Documents” means (a) with respect to any corporation, the certificate of incorporation, articles of incorporation or comparable constitutional or charter document, and by-laws, of such corporation, (b) with respect to any limited liability company, the certificate of formation or comparable document filed with the Secretary of State or comparable official of the state of organization of such limited liability company, and the operating agreement, limited liability company agreement or comparable constitutive document thereof, (c) with respect to any limited partnership, the certificate of limited partnership or comparable document filed with the Secretary of State or comparable official of the state of organization of such limited partnership and the limited partnership agreement thereof, (d) with respect to any general partnership or joint venture, the partnership agreement or joint venture agreement relating thereto, (e) with respect to any trust, the trust agreement or comparable agreement establishing such trust, or (f) with respect to any other business entity, the comparable constitutive documents, in each case with all amendments, modifications and supplements thereto from time to time executed or filed.
     “Parent” has the meaning set forth in the preamble.
     “Parent Certificate Amendment” has the meaning set forth in Section 2.1(b).
     “Parent Common Stock” means the Common Stock, par value $0.001 per share, of Parent.
     “Parent Series B Certificate of Designations” has the meaning set forth in Section 2.1(b).
     “Parent Series B Preferred Stock” means Parent’s Series B Preferred Stock, $0.001 par value per share.
     “Parent Series B Share” has the meaning set forth in Section 2.2(b).
     “PBGC” means the Pension Benefit Guaranty Corporation, and any successor agency or Governmental Authority performing similar functions.

     “Pension Plan” means at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group or (b) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.
     “Permitted Liens” has the meaning set forth in Section 9.2.
     “Person” means and includes an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust, a syndicate, an unincorporated organization and a Governmental Authority.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any NYTEX Party or any member of the Controlled Group or any such Plan to which any NYTEX Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.
     “Preferred Equity Interests” means, with respect to any Person, any class of capital stock or other Equity Interests of such Person which is entitled to a preference or priority over any other class of Equity Interests of such Person with respect to any distribution of such Person’s assets, whether upon the declaration or payment of dividends, or upon liquidation or dissolution, or otherwise.
     “Principal Amount” has the meaning set forth in Section 2.1.
     “Pro Forma Balance Sheet” has the meaning set forth in Section 3.4(a).
     “Pro Forma Financial Statements” has the meaning set forth in Section 3.4(b).
     “Projections” has the meaning set forth in Section 3.4(b).
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Warrant” has the meaning set forth in the preamble.
     “Put Election Notice” has the meaning set forth in Section 12.
     “Put Event Date” has the meaning set forth in Section 12.
     “Put Payment Amount” has the meaning set forth in Section 12.
     “Put Securities” has the meaning set forth in Section 12.

     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
     “Real Property” means all of each NYTEX Party’s right, title and interest in and to the owned and leased premises identified on Schedule 1.1 or which is hereafter owned or leased by any NYTEX Party.
     “Records” means all of the NYTEX Parties’ right, title and interest in all of their respective books, records, ledger sheets, invoices, files, tapes, cards, computer runs, computer programs, computer files and other data and documents, including records in any form (digital or other), and recorded in or through any tangible medium (magnetic, lasergraphic or other) and retrievable in perceivable form, together with all machinery and processes (including computer programming instructions) required to read and print such records, relating to any property or assets of the Company or its Subsidiaries.
     “Registration Rights Agreement” means a Registration Rights Agreement in the form of Exhibit D attached hereto to be executed and delivered by the Company and the Purchaser on the Closing Date, as from time to time amended, modified or supplemented in accordance with its terms.
     “Release” has the meaning set forth in Section 3.6(c)(i).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice has been waived.
     “Responsible Officer” means, with respect to any corporation, any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, one of the Vice Presidents, the General Counsel or the Treasurer of such corporation, and, with respect to any partnership, limited liability company or other type of business entity, any individual performing comparable management functions with respect to such entity.
     “Restricted Investment” means any Investment other than:
     (a) any Investment in Cash or Cash Equivalents;
     (b) any Investment existing on the Closing Date; and
     (c) any Investment by the Company in the Equity Interests of, or loan or advance to or Contingent Obligation with respect to the obligations of, any Wholly-owned Subsidiary of the Company, and any Investment by any Wholly-owned Subsidiary of the Company in the Equity Interests of, or loan or advance to or Contingent Obligation with respect to the obligations of, the Company or any other Wholly-owned Subsidiary of the Company.
     “Restricted Payment” means, with respect to any Person,
     (a) the declaration or payment of any dividend or other distribution on, or the incurrence of any liability to make any other payment in respect of, Equity Interests of such

Person (other than a dividend or distribution in respect of Equity Interests that is payable solely in Equity Interests of the same class or series of such Person);
     (b) any payment or distribution on account of the purchase, redemption, defeasance (including in-substance or legal defeasance) or other retirement of any Equity Interests of such Person, or of any warrant, option or other right to subscribe for or purchase such Equity Interests (whether directly or indirectly, and including any purchase or other acquisition of such Equity Interests, or of any warrant, option or other right to acquire such Equity Interests, by any Subsidiary of such Person);
     (c) any other payment or distribution by such Person in respect of its Equity Interests, whether directly or indirectly or through any Subsidiary of such Person;
     (d) any payment by any NYTEX Party of management, consulting or similar fees to any Affiliate of such NYTEX Party (other than the Purchaser), or of fees or other compensation or benefits to any officer, director, employee, consultant or agent of such NYTEX Party, except (i) payments of reasonable fees, compensation and benefits consistent with past practice (including annual increases in compensation and bonuses), and provision of reasonable indemnification, to such officers, employees, consultants and agents for actual services rendered to such NYTEX Party in the Ordinary Course of Business, all as determined by the board of directors or senior management of Parent in good faith, and (ii) payments to directors of such NYTEX Party of reasonable fees for service in such capacity consistent with past practice and reimbursement of actual out-of-pocket expenses incurred in connection with attending meetings of the boards of directors of such NYTEX Party and committees thereof, and provision of reasonable indemnification to such directors, all as determined by the board of directors of the applicable NYTEX Party in good faith; and
     (e) any payment or distribution by such Person on account of the principal of or prepayment charge, if any, or interest or other amounts, with respect to any Indebtedness of the Company or any of its Subsidiaries which is subordinated in right of payment to the prior payment in respect of the Shares, including the Subordinated Debt.
     The amount of any Restricted Payment made in the form of property shall be deemed to be the greater of the fair market value or the net book value of such property.
     “Restricted Subsidiaries” means NYTEX Petroleum, Inc., Supreme Oilfield Services, Inc. and Supreme Fluid Service Partners LLC, each of which is a Wholly-owned Subsidiary of Parent, and Pyburn Services, Inc. and Superior Chemical Corporation, each of which is a Wholly-owned Subsidiary of Francis Drilling Fluids, Ltd.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.
     “Sale and Leaseback Transaction” means, with respect to the Company or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     “SEC” means the United States Securities and Exchange Commission and any successor agency, authority, commission or Governmental Authority.
     “SEC Reports” means the reports, documents and other filings and information made by the Company with the SEC, including the Company’s last annual report on Form 10-K.
     “Securities Account” means, with respect to any Person, any securities account maintained by such Person with any bank, securities broker or dealer, or other financial intermediary, in which such bank, broker, dealer or financial intermediary either directly or through a nominee or depository holds investment securities for the account of such Person.
     “Securities Act” means as of any date the Securities Act of 1933, as amended, or any successor federal statute from time to time in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such successor federal statute.
     “Senior Debt Documents” means (a) that certain Revolving Credit, Term Loan and Security Agreement, dated as of November 23, 2010, among PNC Bank, National Association, the Company and the Francis Entities, in the principal sum of $24,000,000 and (b) all other agreements, instruments and documents executed by a NYTEX Party pursuant thereto, in each case, as amended, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time.
     “Senior Series A Certificate of Designations” has the meaning set forth in Section 2.1(a).
     “Series A Preferred Stock” means Parent’s Series A Preferred Stock, $0.001 par value per share.
     “Series A Preferred Stock Documents” means (a) that certain Confidential Private Placement Memorandum of Parent, dated as October 12, 2010 (the “PPM”), in respect of the issuance and sale of the Series A Preferred Stock to certain accredited investors and (b) all other agreements, instruments and documents executed by the parties in connection with the transactions contemplated by the PPM.
     “Shares” has the meaning set forth in Section 2.2(a).
     “Subordinated Debt” means the Francis Subordinated Debt and the Management Fee.
     “Subordinated Debt Documents” means the Francis Subordinated Debt Documents and the Management Fee Documents.
     “Subsidiary” of any Person means (a) any corporation with respect to which more than 50% of the issued and outstanding Voting Equity Interests of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. The term “Subsidiaries” shall not include the Restricted Subsidiaries.
     “Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement, including any such obligations or liabilities under any such master agreement or any schedule thereto.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.
     “Termination Event” means (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any NYTEX Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any NYTEX Party or any member of the Controlled Group from a Multiemployer Plan.
     “Transaction Documents” means this Agreement, the Shares, the Warrants, the Senior Series A Certificate of Designations, the Parent Certificate Amendment, the Parent Series B Certificate of Designations and the Registration Rights Agreement.

     “Transactions” has the meaning set forth in Section 3.4(a).
     “Unfunded Pension Liabilities” means, with respect to any Pension Plan on any date of determination, the excess (if any) of that Pension Plan’s benefit liabilities over the current value of that Pension Plan’s assets calculated in accordance with the definition of “amount of unfunded benefit liabilities” as such term is described in Section 4001(a)(18) of ERISA and using, for purposes of such calculation, the valuation rules that apply to Pension Plans placed into trusteeship by the PBGC.
     “Uniform Commercial Code” means the Uniform Commercial Code as adopted in the State of New York from time to time.
     “Unfinanced Capital Expenditures” means all Capital Expenditures of the NYTEX Parties other than those made utilizing financing provided by the applicable seller or third party lenders.
     “Voting Equity Interest” means, with respect to any Person, (a) in the case of any Person which is a corporation, any share of capital stock of such Person having the right to vote (other than solely upon the occurrence of a contingency) with respect to the election of members of the board of directors of such corporation, or (b) in the case of a Person which is a partnership, limited liability company, or other entity (other than a corporation), any Equity Interest of such Person having the right to vote for or consent to (other than solely upon the occurrence of a contingency) the election or appointment of directors or managers (or persons performing similar functions) of such Person, or with respect to which the holder of such Equity Interest is entitled to manage (alone or together with holders of other such Equity Interests) the operations of such Person.
     “Warrants” has the meaning set forth in the recitals.
     “Wholly-owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the Equity Interests (and all rights and options to purchase such Equity Interests) of which, other than directors’ qualifying shares, are owned, beneficially and of record, by such Person, or by such Person and one or more other Wholly-owned Subsidiaries of such Person, or by one or more other Wholly-owned Subsidiaries of such Person.
     1.2. Accounting Principles.
     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
     (b) References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of the Company.
     (c) If at any time after the Closing Date any change in GAAP is occasioned by promulgation of rules, regulations, pronouncements or opinions by or is otherwise required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board (or successors thereto or agencies with similar functions), and such change would affect the calculation of any financial ratio or other financial requirement set forth in this Agreement or any other Transaction Document, then upon the request of either Parent or the Purchaser, Parent and the Purchaser shall negotiate in good faith to amend such ratio or requirement so as to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such financial ratio or requirement shall continue to be computed in accordance with GAAP as in effect immediately prior to such change therein, and (ii) the Company shall provide to the Purchaser financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.3. Rules of Construction. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Singular words shall connote the plural as well as the singular, and vice versa (except as otherwise indicated), as may be appropriate. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. Unless otherwise specified, references “from” any date mean “from and including,” and references “to” any date mean “to but not including.” References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or subsection. Reference herein to any section or subsection refers to such section or subsection (as the case may be) of this Agreement. Each covenant or agreement contained in this Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant or agreement contained herein, so that compliance with any one covenant or agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or agreement. Where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. References herein to the “knowledge” of any Person that is not an individual shall be deemed to refer to knowledge by a Responsible Officer of such Person.
     Section 2. Issuance and Sale of the Shares and the Warrants.
     2.1. Authorization of the Shares and the Warrants.
     (a) Authorization of the Shares. The Company has duly authorized the issuance and sale of the Shares in the maximum aggregate amount of $20,750,000 (the “Principal Amount”). The Company shall adopt and file with the Secretary of State of the State of Delaware, on or before the Closing Date, the Senior Series A Certificate of Designations, in the form of Exhibit E attached hereto (the “Senior Series A Certificate of Designations”).
     (b) Authorization of the Warrants. Parent has duly authorized the issuance and sale of the Warrants, exercisable to purchase shares of Parent Common Stock, at an exercise price of $.01 per share, to be exercisable in accordance with the terms thereof. Parent shall adopt and file with the Secretary of State of the State of Delaware, on or before the Closing Date, the Series B Certificate of Designations, in the form of Exhibit H attached hereto (the “Parent Series B Certificate of Designations”).

     (c) Closing Fee. On the Closing Date, the Company shall pay to the Purchaser a fully earned and non-refundable fee in an amount equal to three percent (3%) of the Purchase Price (the “Closing Fee”).
     2.2. Sale and Purchase of the Shares and Warrants. On the Closing Date, subject to the terms and conditions of this Agreement, (a) the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, 20,750 shares of Senior Series A Redeemable Preferred Stock (the “Shares”) and (b) Parent hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from Parent, one (1) share of Parent Series B Redeemable Preferred Stock (“Parent Series B Share”) and the Warrants, for an aggregate purchase price equal to $20,000,001 (“Purchase Price”). The parties hereto acknowledge and agree that the purchase price for the Parent Series B Share is $1.00.
     2.3. Closing. The sale and delivery of the Shares and the Warrants to be issued hereunder on the Closing Date shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York at 10:00 a.m. local time on the date hereof (or such other time and place as the parties shall agree) (herein called the “Closing Date”). On the Closing Date, subject to the satisfaction or waiver by the Purchaser in writing of the conditions specified in Section 5.1, the Company shall deliver to the Purchaser the Shares and Parent shall deliver to the Purchaser the Warrants against payment of the Purchase Price (net of the amount of fees and expenses required to be paid or reimbursed by Parent on the Closing Date pursuant to Section 2.1(c) and Section 13.2 and not previously paid or advanced by Parent) to Parent (on behalf of itself and the Company) by wire transfer of immediately available funds to such bank account or accounts as Parent shall specify by written notice to the Purchaser at least two (2) Business Days prior to the Closing Date.
     Section 3. Representations and Warranties of Parent and the Company.
Each of Parent and the Company represents and warrants that the following statements are, and after giving effect to the transactions contemplated by the Acquisition Agreement will be, true, correct and complete:
     3.1. Authority. Each of Parent and the Company has full power, authority and legal right to enter into this Agreement and the other Transactions Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Transaction Documents have been duly executed and delivered by Parent and the Company, as applicable, and this Agreement and the other Transaction Documents constitute the legal, valid and binding obligation of Parent and the Company enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Transaction Documents (a) are within Parent’s and the Company’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of any NYTEX Party’s Organization Documents or to the conduct of any NYTEX Party’s business or of any material agreement or undertaking to which any NYTEX Party is a party or by which any NYTEX Party is bound, including the Acquisition Agreement, the Senior Debt Documents or the Subordinated Debt Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Authority, (c) will not require the Consent of any Governmental Authority or any other Person, except those Consents set forth on Schedule 3.1, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Liens upon any asset of any NYTEX Party under the provisions of any agreement, charter document, instrument, or operating agreement or other instrument to which any NYTEX Party is a party or by which any NYTEX Party or its property is a party or by which it may be bound, including under the provisions of the Senior Debt Documents, the Subordinated Debt Documents or the Acquisition Agreement.
     3.2. Formation and Qualification.
     (a) Each NYTEX Party is duly formed and in good standing under the laws of the state listed on Schedule 3.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 3.2(a) which constitute all states in which qualification and good standing are necessary for such NYTEX Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such NYTEX Party. Each NYTEX Party has delivered to the Purchaser true and complete copies of its Organizational Documents.
     (b) The only Subsidiaries of the NYTEX Parties are listed on Schedule 3.2(b). The Equity Interests of each NYTEX Party (other than Parent) are presently held by the Persons identified on Schedule 3.2(b), in the numbers of shares or interests set forth thereon.
     3.3. Tax Returns. Except as set forth on Schedule 3.3, (a) each NYTEX Party has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, (b) federal, state and local income tax returns of each NYTEX Party (other than Parent) have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending August 31, 2009 and (c) the provision for taxes on the books of each NYTEX Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no NYTEX Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
     3.4. Financial Statements.
     (a) The pro forma balance sheet of the NYTEX Parties on a consolidated basis (the “Pro Forma Balance Sheet”) furnished to the Purchaser on the Closing Date and annexed hereto as Exhibit 3.4(a) reflects the consummation of the transactions contemplated by the Acquisition Agreement, the Senior Debt Documents, the Subordinated Debt Documents and under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of the NYTEX Parties on a consolidated basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been Certified as accurate, complete and correct in all material respects by the Chief Financial Officer of the Company. All financial statements referred to in this subsection 3.4(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.
     (b) The twelve (12)-month cash flow projections of the NYTEX Parties on a consolidated basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 3.4(b) (the “Projections”) were approved by the Chief Financial Officer of the Company and are based on underlying assumptions which provide a reasonable basis for the projections contained therein. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.
     (c) The consolidated and consolidating balance sheets of the NYTEX Parties, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of August 31, 2010, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of the NYTEX Parties and their Subsidiaries and the Restricted Subsidiaries at such date and the results of their operations for such period. Except as has been disclosed in Parent’s filings with the SEC, since August 31, 2010 there has been no change in the condition, financial or otherwise, of the NYTEX Parties or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by the NYTEX Parties and their respective Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
     3.5. Entity Names. No NYTEX Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 3.5, nor has any NYTEX Party been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person, with the exception of those assets acquired pursuant to the Acquisition Agreement during the preceding five (5) years.
     3.6. O.S.H.A. and Environmental Compliance. Except as set forth on Schedule 3.6:
     (a) (i) Each NYTEX Party has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and (ii) there have been no outstanding citations, notices or orders of non-compliance issued to any NYTEX Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

     (b) Each NYTEX Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.
     (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any NYTEX Party; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any NYTEX Party; (iii) neither the Real Property nor any premises leased by any NYTEX Party has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any NYTEX Party, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any NYTEX Party or of its tenants.
     3.7. Solvency; No Litigation, Violation, Indebtedness or Default.
     (a) Each NYTEX Party is, and after giving effect to the Transactions, each of them will be solvent, able to pay its debts as they mature, and has, and after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) immediately subsequent to the Closing, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
     (b) Except as disclosed in Schedule 3.7(b), no NYTEX Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations.
     (c) No NYTEX Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any NYTEX Party in violation of any order of any court, Governmental Authority or arbitration board or tribunal.
     (d) No NYTEX Party nor any member of the Controlled Group maintains or contributes to any Plan other than (i) as of the Closing Date, those listed on Schedule 3.7(d) hereto and (ii) thereafter, as permitted under this Agreement. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each NYTEX Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any NYTEX Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any NYTEX Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any NYTEX Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any NYTEX Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any NYTEX Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each NYTEX Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any NYTEX Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any NYTEX Party and any member of the Controlled Group; (xii) neither any NYTEX Party nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any NYTEX Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
     3.8. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, registered copyrights, copyright applications, trade names, trade name applications, assumed names, and domain names owned or utilized by any NYTEX Party are set forth on Schedule 3.8; there is no objection to or pending challenge to the validity of any such patent, registered trademark, registered copyright, trade name, or domain name, license and no NYTEX Party is aware of any grounds for any challenge, except as set forth on Schedule 3.8. Each patent, patent application, registered trademark, trademark application, service mark, service mark application, service mark license, registered copyright, copyright application owned or held by any NYTEX Party and all trade secrets used by any NYTEX Party consist of original material or property developed by such NYTEX Party or was lawfully acquired by such NYTEX Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.
     3.9. Licenses and Permits. Except as set forth in Schedule 3.9, each NYTEX Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.
     3.10. Default of Indebtedness. No NYTEX Party is in material default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
     3.11. No Default. Except as set forth on Schedule 3.11, no NYTEX Party is in material default in the payment or performance of any of its contractual obligations.
     3.12. No Burdensome Restrictions. No NYTEX Party is party to any contract or agreement the performance of which could have a Material Adverse Effect. Each NYTEX Party has heretofore delivered to the Purchaser true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject. No NYTEX Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Lien.
     3.13. No Labor Disputes. No NYTEX Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any NYTEX Party’s employees threatened or in existence and no labor contract is scheduled to expire during the period between the Closing Date and the Maturity Date other than as set forth on Schedule 3.13.
     3.14. Margin Regulations. No NYTEX Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Purchase Price will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
     3.15. Investment Company Act. No NYTEX Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
     3.16. Disclosure. No representation or warranty made by Parent or the Company in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Parent or the Company which Parent or the Company has not disclosed to the Purchaser in writing with respect to the transactions contemplated by the Acquisition Agreement, the Senior Debt Documents, the Subordinated Debt Documents or this Agreement which could reasonably be expected to have a Material Adverse Effect.

     3.17. Delivery of Documents. The Purchaser has received complete copies of the Acquisition Agreement, the Senior Debt Documents and the Subordinated Debt Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Purchaser.
     3.18. Swaps. No NYTEX Party is a party to, nor will it be a party to, any swap agreement whereby such NYTEX Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.
     3.19. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any NYTEX Party conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Transaction Documents.
     3.20. Application of Certain Laws and Regulations. Neither any NYTEX Party nor, to the knowledge of the NYTEX Parties, any Affiliate of any NYTEX Party (other than the Purchaser) is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.
     3.21. Business and Property. Upon and after the Closing Date, the NYTEX Parties do not propose to engage in any business other than those conducted on the Closing Date and those set forth on Schedule 3.21 and activities necessary to conduct the foregoing. On the Closing Date, each NYTEX Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such NYTEX Party.
     3.22. Insurance. Each NYTEX Party and their respective properties are insured with insurance companies reasonably believed by Parent or the Company to be financially sound and reputable, and which are not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the NYTEX Parties operate. A true and complete listing of such insurance, including issuers, coverages and deductibles, as of the Closing Date, is set forth in Schedule 3.22. All premiums in respect of such policies have been paid through the Closing Date.
     3.23. Anti-Terrorism Laws.
     (a) General. Neither any NYTEX Party nor, to the knowledge of Parent, any Affiliate of any NYTEX Party (other than the Purchaser) is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     (b) Executive Order No. 13224. Neither any NYTEX Party, nor to the knowledge of Parent, any Affiliate of any NYTEX Party (other than the Purchaser) or their respective agents acting or benefiting in any capacity in connection with the Purchase Price or other transactions hereunder, is any of the following (each a “Blocked Person”):
          (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
          (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
          (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
          (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
          (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.
Neither any NYTEX Party nor to the knowledge of any NYTEX Party, any of its agents acting in any capacity in connection with the Purchase Price or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
     3.24. Trading with the Enemy. No NYTEX Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.
     3.25. Federal Securities Laws. Other than Parent and except as set forth on Schedule 3.25, no NYTEX Party and none of their respective Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act. Parent has filed with the SEC all SEC Reports for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4. Representations of Purchaser. The Purchaser hereby represents and warrants to Parent and the Company as follows:
     4.1. Authority. The Purchaser has full power, authority and legal right to enter into this Agreement and the other Transactions Documents to which it is a party and to perform all its respective obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser, and this Agreement and the other Transaction Documents to which the Purchaser is a party constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Transaction Documents to which the Purchaser is a party (a) are within the Purchaser’s limited liability company power, have been duly authorized by all necessary limited liability company action, are not in contravention of law or the terms of the Purchaser’s Organization Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Authority, and (c) will not require the Consent of any Governmental Authority.
     4.2. Formation. The Purchaser is duly formed and in good standing under the laws of the state of Delaware.
     4.3. Investment. (a) The Purchaser is an “accredited investor,” within the meaning of Rule 501 promulgated by the SEC under the Securities Act, and (b) it is acquiring the Shares and the Warrants to be purchased by it hereunder for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder.
     Section 5. Closing Conditions.
     5.1. Conditions to Closing. The Purchaser’s obligation to purchase and pay for the Shares and the Warrants shall be subject to the satisfaction, or waiver by the Purchaser in writing, on or before the Closing Date, of the following conditions:
     (a) Proceedings Satisfactory. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.
     (b) Deliveries. The Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request, including:
          (i) a certificate representing the Shares, duly executed by the Company;
          (ii) the Warrants, each dated the Closing Date and duly executed by Parent;

          (iii) the Registration Rights Agreement, duly executed by Parent;
          (iv) certificates dated as of a recent date as to the good standing of each NYTEX Party in each jurisdiction where any of such Persons is incorporated or is authorized to do business as a foreign corporation;
          (v) certified copies of the Organizational Documents of each NYTEX Party (including the Senior Series A Certificate of Designations and the Parent Series B Certificate of Designations);
          (vi) certified copies of (A) resolutions of Parent’s and the Company’s board of directors approving (1) the execution, delivery and performance of this Agreement and the other Transaction Documents, (2) the increase of the number of directors serving on Parent’s and the Company’s board of directors by two, and (3) the appointment of the two individuals designated by the Purchaser in writing to fill the vacancies resulting from such increases and (B) resolutions of the Company’s stockholders approving (1) the Senior Series A Certificate of Designations and (2) the Parent Series B Certificate of Designations;
          (vii) certificates as to the incumbency and signatures of each of the officers of the Company who shall execute this Agreement or any other Transaction Document on behalf of Parent and the Company;
          (viii) an Officer’s Certificate, dated the Closing Date, to the effect of the matters stated in Sections 5.1(c), (d), (e) and (f);
          (ix) a legal opinion, dated as of the Closing Date, from Strasburger & Price, LLP, counsel for the Company, in substantially the form of Exhibit F attached hereto;
          (x) evidence satisfactory to the Purchaser that valid policies of insurance and bonding coverage, including key man life and business interruption insurance, are in full force and effect for the NYTEX Parties with terms and conditions satisfactory to the Purchaser;
          (xi) evidence satisfactory to the Purchaser that the Company’s trailing twelve-month EBITDA as of September 30, 2010, pro forma for the acquisition of the Francis Entities, is at least $15.0 million; and
     (c) Performance of Obligations. Each of Parent and the Company shall have performed all agreements on its part required to be performed under this Agreement on or prior to the Closing Date.
     (d) No Default. No Default or Event of Default shall exist on the Closing Date immediately after giving effect to the transactions contemplated hereby.
     (e) Absence of Material Adverse Change, Etc. Since August 31, 2010, no change or changes shall have occurred to the business, operations, properties, assets, income, prospects or condition, financial or otherwise, of the NYTEX Parties, which the Purchaser reasonably believes in good faith to constitute a Material Adverse Effect.

     (f) Consents and Approvals. All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, Governmental Authorities and nongovernmental Persons required in order to consummate the transactions contemplated herein shall have been obtained or made and shall be in full force and effect.
     (g) Absence of Litigation, Orders, Etc. There shall not be pending or, to the knowledge of any NYTEX Party, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any of the NYTEX Parties or their respective assets or property (and, as to any action, suit, proceeding, governmental investigation or arbitration so disclosed, there shall not have occurred since the date of this Agreement any development) which seeks to enjoin or restrain any of the transactions contemplated herein or which the Purchaser reasonably believes in good faith is likely to have a Material Adverse Effect. No Order of any court, arbitrator or Governmental Authority shall be in effect which purports to enjoin or restrain any of the transactions contemplated herein or which the Purchaser reasonably believes in good faith to constitute a Material Adverse Effect.
     (h) Amendment to Certificate of Incorporation. Parent shall have filed the Parent Series B Certificate of Designations with the Secretary of State of the State of Delaware and delivered filed, stamped copies thereof from such Secretary of State.
     (i) Amendment to ByLaws. Parent’s and the Company’s board of directors shall have (i) increased the number of directors serving on the Board by two and (ii) approved the appointment of the two individuals designated by the Purchaser in writing to fill the vacancies.
     (j) Senior Debt Transaction. The Senior Debt Documents shall have been duly executed and delivered by each of the parties thereto, each in form and substance satisfactory to the Purchaser, and shall be in full force and effect. True and complete copies of such documents, with all amendments thereto, shall have been delivered to the Purchaser. All conditions precedent to the consummation of the transactions contemplated by the Senior Debt Documents shall have been fulfilled and no such condition shall have been waived (unless such waiver was disclosed to and consented to in writing by the Purchaser). The transactions contemplated by the Senior Debt Documents shall have been consummated in accordance with the provisions thereof, the Indebtedness of the NYTEX Parties upon such consummation shall not have exceeded $24,000,000 and the Purchaser and its counsel shall have received such evidence thereof as they may reasonably request.
     (k) Series A Preferred Stock Transaction. Parent shall have consummated the sale of not less than $5,300,000 worth of shares of its Series A Preferred Stock and warrants to certain investors on or prior to the Closing Date pursuant to and in accordance with the Series A Preferred Stock Documents, each in form and substance satisfactory to the Purchaser. True and complete copies of such documents, with all amendments thereto, duly executed by the parties thereto shall have been delivered to the Purchaser. All conditions precedent to the consummation of the transactions contemplated by the Series A Preferred Stock Documents shall have been fulfilled and no such condition shall have been waived (unless such waiver was disclosed to and consented to in writing by the Purchaser).

     (l) Francis Acquisition Transaction. The Acquisition Agreement and the documents related thereto shall have been duly executed and delivered by each of the parties thereto, each in form and substance satisfactory to the Purchaser, and shall be in full force and effect. True and complete copies of such documents, with all amendments thereto, shall have been delivered to the Purchaser. All conditions precedent to the consummation of the transactions contemplated by the Acquisition Agreement shall have been fulfilled and no such condition shall have been waived (unless such waiver was disclosed to and consented to in writing by the Purchaser). The transactions contemplated by the Acquisition Agreement shall have been consummated in accordance with the provisions thereof, and the Purchaser and its counsel shall have received such evidence thereof as they may reasonably request.
     (m) Employment Arrangements. Parent, the Company and the Francis Entities, as applicable, shall have entered into employment agreements with, and adopted compensation plans (including bonus arrangements) for, their senior management, each in form and substance satisfactory to the Purchaser. True and complete copies of such documents, duly executed by the parties thereto, with all amendments thereto, shall have been delivered to the Purchaser.
     (n) Pro Forma Financial Statements. The Purchaser shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to the Purchaser;
     (o) Document and Diligence Review. The Purchaser and its counsel shall have (i) reviewed all books and records, organization documents, third party financing agreements, customer agreements, material contracts of the NYTEX Parties, including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and (ii) reviewed the NYTEX Parties corporate and legal structure, and such contracts, agreements, references to structure shall be satisfactory to agent and its counsel, including all terms, conditions and documentation related to the Equity Documents;
     (p) Fees and Expenses. The fee payable by the Company on the Closing Date pursuant to Section 2.1(c), and the expenses of the Purchaser incurred through the Closing Date and required to be reimbursed by the Company pursuant to Section 13.2 hereof (including the fees and disbursements of Winston & Strawn LLP, counsel to the Purchaser, in connection with the preparation of this Agreement and the transactions contemplated hereby) shall be paid in full by the Company on the Closing Date. The Company hereby authorizes and directs the Purchaser to withhold the aggregate amount of such fees and expenses (less any amount previously received by the Purchaser as a deposit in respect of such fees and expenses) from the aggregate amount of the purchase price of the Shares and the Warrants to be disbursed to the Company on the Closing Date, and to apply such withheld amount to the payment and satisfaction of such fees and expenses.
     Section 6. Financial Statements and Information. Parent or the Company shall furnish to the Purchaser, so long as (i) it shall hold any Shares (the “Shares Condition”), or (ii) solely with respect to Sections 6(a), (b), (c), (e) and (f), it shall hold shares of Parent Common Stock issued upon exercise of the Purchaser Warrant or the Control Warrant that, when combined with shares of Parent Common Stock issuable upon the future exercise of the Purchaser Warrant or the Control Warrant, exceeds 5% of the total aggregate number of outstanding shares of Parent Common Stock, calculated on a Fully-Diluted Basis (the “Common Stock Condition”):

     (a) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, copies of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, and of the related unaudited consolidated and consolidating statements of income, retained earnings and cash flows for such month and for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form (i) the consolidated and consolidating figures as of the end of and for the corresponding date and month in the previous fiscal year and (ii) the corresponding figures from the consolidated budget of the Company and its Subsidiaries for such period, all Certified by the Chief Financial Officer of the Company.
     (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Company, copies of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, and of the related unaudited consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all in reasonable detail and stating in comparative form (i) the consolidated figures as of the end of and for the corresponding date and fiscal quarter in the previous fiscal year and (ii) the corresponding figures from the consolidated budget of the Company and its Subsidiaries for such period, all Certified by the Chief Financial Officer of the Company.
     (c) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company,
          (i) copies of the audited consolidated and unaudited consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and of the related audited consolidated and unaudited consolidating statements of income, retained earnings and cash flows for such fiscal year, together with the notes thereto, all in reasonable detail and stating in comparative form (A) the respective audited consolidated and unaudited consolidating figures as of the end of and for the previous fiscal year and (B) the corresponding figures from the consolidated budget of the Company and its Subsidiaries for such fiscal year furnished pursuant to Section 6(n) (x) in the case of such audited consolidated financial statements, accompanied by a report thereon of the Accountants, which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the end of such fiscal year and the consolidated results of their operations, retained earnings and cash flows for such fiscal year in accordance with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by the Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (y) in the case of such unaudited consolidating financial statements, Certified by the Chief Financial Officer of the Company; and
          (ii) a written statement of the Accountants or a certificate from the Chief Financial Officer of the Company (A) setting forth computations in reasonable detail showing whether or not as at the end of such fiscal year there existed any Event of Default resulting from a breach or violation of any of Sections 9.1, 9.6, 9.9, 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, and (B) stating that in making the examination necessary for their report on such financial statements they obtained no knowledge of any Default or Event of Default that occurred or existed during such fiscal year, or if such Chief Financial Officer shall have obtained knowledge of any such Default or Event of Default, specifying the nature and status thereof.
     (d) Compliance Certificate. Concurrently with each of the quarterly and annual financial statements furnished pursuant to Sections 6(b) and 6(c) a Compliance Certificate properly completed as of the last day of the applicable fiscal quarter or fiscal year and signed by the Chief Financial Officer of the Company.
     (e) Bank Statements. Promptly after receipt thereof, copies of quarterly statements for each of the Deposit Accounts and Securities Accounts maintained by the Company and each of the Subsidiaries.
     (f) Shareholder Reports. Promptly after the same are available and in any event within fifteen (15) days thereof, copies of all such proxy statements, financial statements, notices and reports as Parent or the Company shall send or make available generally to their securityholders, and copies of all regular and periodic reports and of all registration statements (other than on Form S 8 or a similar form) which Parent, the Company or any of its Subsidiaries may file with the SEC or with any securities exchange.
     (g) Management Letters. Promptly after the receipt thereof by any NYTEX Party, and in any event within fifteen (15) days thereof, copies of any management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted to any NYTEX Party by the Accountants in connection with any audit thereof made by the Accountants.
     (h) Notice of Default. Promptly (and in any event within five (5) days) after any Responsible Officer of a NYTEX Party has knowledge of (A) the existence of any Default or Event of Default on the part of any NYTEX Party, an Officer’s Certificate of Parent or the Company specifying the nature and period of existence thereof and what action Parent or the Company is taking or proposes to take with respect thereto; or (B) any Indebtedness of the Company or any of its Subsidiaries being declared due and payable before its expressed maturity, or any holder of such Indebtedness having the right to declare such Indebtedness due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any such default) under such Indebtedness, an Officer’s Certificate of the Company describing the nature and status of such matters and what action the Company or such Subsidiary is taking or proposes to take with respect thereto.
     (i) Regulatory Matters. As soon as reasonably practicable but in any event within three (3) Business Days after receipt or delivery thereof, copies of any and all material notices and other material communications received by any NYTEX Party from, or sent by such NYTEX Party to, any federal or state regulatory body with jurisdiction over such NYTEX

Party’s products, services, business and/or processes with respect to any NYTEX Party’s products, services or practices.
     (j) [Reserved].
     (k) Notice of Litigation. Promptly (and in any event within fifteen (15) days) after Parent or the Company has knowledge of (i) the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any NYTEX Party or any property of any of them or (ii) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in either case, if adversely determined, is likely to have a Material Adverse Effect, an Officer’s Certificate of Parent or the Company describing the nature and status of such matter in reasonable detail.
     (l) ERISA Notices. Promptly after any Responsible Officer of a NYTEX Party has knowledge of any of the following events if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate describing the nature and status of such event, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
          (i) an ERISA Event;
          (ii) the adoption of any new Pension Plan by the Company or any ERISA Affiliate;
          (iii) the adoption of any amendment to a Pension Plan, if such amendment results in a material increase in benefits or unfunded liabilities; or
          (iv) the commencement of contributions by the Company or any ERISA Affiliate to any Multiemployer Plan or any Pension Plan.
     (m) Notice of Material Adverse Effect. Promptly after any Responsible Officer of any NYTEX Party has knowledge of any Material Adverse Effect with respect to which notice is not otherwise required to be given pursuant to this Section 6, an Officer’s Certificate of the Company setting forth the details of such Material Adverse Effect and stating what action the NYTEX Party has taken or proposes to take with respect thereto.
     (n) Annual Budget. Parent or the Company shall deliver to the Purchaser a draft copy of the annual Budget not less than thirty days (30) before the end of each fiscal year, which Budget shall be subject to Purchaser’s approval.
     (o) Annual Insurance Report. At least once in each fiscal year, a report of a reputable insurance broker with respect to all insurance maintained by the NYTEX Parties, together with a certificate of insurance evidencing the effectiveness of the policies of insurance required to be maintained pursuant to Sections 8.5(a) and (c).

     (p) Certain Changes and Conduct of Business. Promptly after the occurrence thereof, notice of all material developments in respect of the assets, liabilities, ownership, operations or business of any NYTEX Party, including (i) any issuance of debt securities or incurrence of any Indebtedness by any NYTEX Party, (ii) a change in the number of members of the board of directors of any NYTEX Party, (iii) a sale, lease or transfer of any material portion of the assets of any NYTEX Party, other than in the Ordinary Course of Business, (iv) an acquisition of the Equity Interests of any Person, or of any material assets of any Person or division or line of business of any Person, other than in the Ordinary Course of Business, and (v) except with respect to Parent, any change in the outstanding number or ownership of the shares of the Equity Interests of a NYTEX Party (specifying the details of any such change, including the identity and ownership amount of any new owner). Parent or the Company shall provide the Purchaser with any written information provided to the board of directors or board of managers (or similar body) of any NYTEX Party in their respective capacities as such.
     (q) Related Party Transactions. Within ninety (90) days after the end of each fiscal year, a report describing in reasonable detail the nature and amount of all transactions during such fiscal year between any NYTEX Party and any officer, director or Affiliate of such NYTEX Party (other than the Purchaser), other than transactions with Purchaser and compensation and benefits paid by the NYTEX Parties to their officers, directors and employees in the Ordinary Course of Business.
     (r) Other Information. Any other information, including financial statements and computations, relating to the performance of Obligations arising under this Agreement or the other Transaction Documents, or the assets, liabilities, business or operations of any NYTEX Party, that the Purchaser may from time to time reasonably request and which is capable of being obtained, produced or generated by any NYTEX or of which any of them has knowledge.
     Section 7. Inspection Rights; Board Observation Rights.
     7.1. Inspection of Books and Properties. So long as the Purchaser shall meet the Shares Condition or the Common Stock Condition, the Purchaser and its representatives and independent contractors shall have the right to visit and inspect any of the properties and locations of the NYTEX Parties, to examine their books of account and Records, to make copies and extracts therefrom at their expense, and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers and employees and their independent public accountants, all at such reasonable times during normal business hours as the Purchaser may desire, upon reasonable advance notice to Parent or the Company and at the sole cost and expense of the Purchaser; provided that, during the continuance of any Default or Event of Default, the Purchaser and its representatives and independent contractors shall have the right to do any of the foregoing at the expense of Parent and the Company at any time during normal business hours and without advance notice.
     7.2. Board of Directors; Observation Rights. So long as Purchaser shall meet the Shares Condition or the Common Stock Condition, each of Parent and the Company shall cause its board of directors to hold a meeting at least once during each fiscal quarter. So long as the Purchaser shall meet the Shares Condition or the Common Stock Condition any of the Shares, the Purchaser may at its option designate by written notice to Parent and the Company a representative (the “Observer”), who shall have the right to attend all meetings of the board of directors of any NYTEX Party, and of any committees of such boards of directors, as applicable, without voting on or consenting to any matters presented at such meetings. The Observer shall be entitled to receive copies of all notices of meetings of the board of directors of such NYTEX Party and of any such committee, and all written materials distributed to members thereof in connection with such meetings, in each case at the same time and in the same manner as the members of such board of directors or committee (as the case may be) receive such notices or materials. If such board of directors or committee proposes to take any action by written consent in lieu of a meeting, Parent or the Company will give written notice thereof to the Observer prior to the effective date of such consent describing in reasonable detail the nature of such action, together with copies of any written materials distributed to directors in connection therewith.
     Section 8. Affirmative Covenants. Each of Parent and the Company covenants and agrees that so long as the Purchaser shall (i) meet the Shares Condition, or (ii) solely with respect to Sections 8.1, 8.2, 8.3, 8.4, 8.5(a) and 8.5(b), meet the Common Stock Condition:
     8.1. Maintenance of Corporate Existence, Properties and Records. Each of Parent and the Company shall, and shall cause the other NYTEX Parties to:
     (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, powers and franchises including any necessary qualification or licensing in any foreign jurisdiction;
     (b) conduct continuously and operate actively its business according to good business practices, maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, trade names, trade secrets, domain names and trademarks;
     (c) keep books of account and other Records in which full and correct entries will be made of all of its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP; and
     (d) maintain the same fiscal year during and after the current fiscal year ending August 31, 2010.
     8.2. Payment of Taxes and Claims. Each of Parent and the Company shall, and shall cause each of the other NYTEX Parties to, pay before they become delinquent:
     (a) all taxes, assessments and governmental charges or levies imposed upon any NYTEX Party or its income or profits or upon their property, real, personal or mixed, or upon any part thereof;
     (b) all claims for labor, materials and supplies which, if unpaid, might result in the creation of a Lien upon property of any NYTEX Party; and

     (c) all claims, assessments, or levies required to be paid by the Company or any of its ERISA Affiliates pursuant to any Plan or Multiemployer Plan or any agreement, contract or Applicable Law governing or relating to any such plan;
provided, that the taxes, assessments, claims, charges and levies described in subsections (a) and (b) of this Section 8.2 need not be paid while being diligently contested in good faith and by appropriate proceedings so long as (i) adequate book reserves have been established with respect thereto in accordance with GAAP and (ii) no NYTEX Party’s title to or right to use its property is materially adversely affected by such non-payment. Each of Parent and the Company shall timely file, and shall cause the other NYTEX Parties to file, all tax returns required to be filed in connection with the payment of taxes required by this Section 8.2.
     8.3. Compliance With Law. Each of Parent and the Company shall, and shall cause each of the other NYTEX Parties to comply, in all material respects, with all Applicable Law, franchises, authorizations, licenses and permits of, and all applicable restrictions imposed by, any Governmental Authority in respect of the conduct of its business and the ownership of its properties (including all Environmental Laws and all Applicable Law, franchises, authorizations, licenses and permits relating to fair labor standards, equal employment opportunities and occupational health and safety).
     8.4. Environmental Matters. Each of Parent and the Company shall, and shall cause each of the other NYTEX Parties to: (a) conduct its operations and keep and maintain all real property owned or used by it in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigations, remediations, removals and response actions that are appropriate or necessary to maintain the value and marketability of such real property or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Substance on, at, in, under, above, to, from or about any of such real property; (c) notify the Purchaser promptly after any Responsible Officer of a NYTEX Party has knowledge of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any such real property that is reasonably likely to result in material liabilities in the aggregate; and (d) promptly forward to the Purchaser a copy of any order, notice, request for information or any communication or report received by any NYTEX Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in material liabilities in the aggregate, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If the Purchaser at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any NYTEX Party or any liability arising thereunder, or a Release of Hazardous Substances on, at, in, under, above, to, from or about any of such real property, that, in each case, could reasonably be expected to have a Material Adverse Effect, then upon the Purchaser’s written request Parent or the Company shall, and shall cause the other NYTEX Parties to, (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Parent’s or the Company’s expense, as the Purchaser may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Purchaser and shall be in form and substance reasonably acceptable to the Purchaser, and (ii) permit the Purchaser or its representatives to have access to all such real property for the purpose of conducting such environmental audits and testing as the Purchaser deems appropriate, including subsurface sampling of soil and groundwater. Parent or the Company shall reimburse the Purchaser upon demand for the costs of such audits and tests.
     8.5. Insurance.
     (a) Each of Parent and the Company shall maintain, and shall cause each of the other NYTEX Parties to maintain, with independent insurers reasonably believed by Parent and the Company to be financially sound and reputable, (i) property damage and casualty insurance on all real and personal property of the NYTEX Parties on an all risks basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, and (ii) other insurance with respect to its business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including in any event workers’ compensation insurance, public liability (including products/completed operations liability coverage) and business interruption insurance. The coverage amounts of such insurance shall not be materially reduced by any NYTEX Party in the absence of thirty (30) days’ prior written notice to the Purchaser. All property damage and casualty insurance shall name the Purchaser as lender loss payee/mortgagee, all liability insurance shall name the Purchaser as an additional insured and all business interruption insurance shall name the Purchaser as assignee.
     (b) All policies of property and casualty insurance shall provide for at least thirty (30) days’ prior written cancellation notice to the Purchaser. In the event of failure by any NYTEX Party to provide and maintain insurance as herein provided, the Purchaser may, at its option, provide such insurance and charge the amount thereof to Parent or the Company. Parent or the Company shall furnish the Purchaser upon its request with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.
     (c) Within six (6) months after the Closing Date, the NYTEX Parties shall obtain key man life insurance on Michael K. Galvis and Michael G. Francis, in an amount to be agreed on by Parent and the Purchaser.
     8.6. Use of Proceeds. The proceeds from the sale and issuance of the Shares and the Warrants shall be used by Parent and the Company solely to pay all or part of the purchase price of the Acquisition Transaction and fees and expenses incurred by any NYTEX Party.
     8.7. Further Assurances. Each of Parent and the Company shall, and shall cause the other NYTEX Parties to, execute such documents and other papers and take such further actions, as the Purchaser may reasonably request to carry out the provisions hereof and the transactions contemplated hereby.

     8.8. Dissolution of Certain Subsidiaries. Within thirty (30) days following the date hereof (or such later date as Purchaser may, in its sole discretion, agree in writing), Parent shall dissolve or cause to be dissolved each of the following Subsidiaries: (a) Supreme Fluid Service Partners LLC, (b) Pyburn Services, Inc. and (c) Superior Chemical Corporation.
     Section 9. Negative Covenants. Each of Parent and the Company covenants and agrees that so long as the Purchaser shall (i) meet the Share Condition, or (ii) solely with respect to Sections 9.4, 9.5(a), 9.6, 9.7, 9.8 and 9.12, meet the Common Stock Condition:
     9.1. Restrictions on Indebtedness. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, incur, create, assume, guarantee or in any way become liable for, or permit to exist, Indebtedness other than:
     (a) Indebtedness of the Company and its Subsidiaries represented by the Senior Debt Documents;
     (b) Indebtedness represented by the Subordinated Debt Documents;
     (c) Indebtedness of the Company and its Subsidiaries for Capital Expenditures permitted by section 10.2; and
     (d) Other Indebtedness not to exceed $250,000 in the aggregate at any time outstanding.
     9.2. Restrictions on Liens. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, directly or indirectly, create, assume or suffer to exist any Lien upon any of their respective properties or assets whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
     (a) Liens for taxes, assessments, governmental charges or claims the payment of which is not at the time required by Section 8.2;
     (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the Ordinary Course of Business for sums, the payment of which is not at the time required by Section 8.2;
     (c) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money or for the deferred purchase price of property or services) incurred or deposits made in the Ordinary Course of Business in connection with obligations not due or delinquent with respect to workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and other similar obligations;
     (d) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the property of any NYTEX Party, as the case may be, or impair the use of such property for the purposes for which such property is held by such NYTEX Party;
     (e) Liens existing on the Closing Date;
     (f) any Lien on property of a Subsidiary of the Company existing at the time it becomes such a Subsidiary;
     (g) the Liens created by the Senior Debt Documents
     (h) purchase money security interests granted in any NYTEX Parties in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets (including Capitalized Leases); and
     (i) the extension, renewal or replacement of any Lien permitted by subsection (e) or (f) of this Section 9.2, but only if the principal amount of the Indebtedness secured by such Lien immediately prior to such extension, renewal or replacement is not increased and the Lien is not extended to other property.
     9.3. Limitation on Sale and Leasebacks. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to:
     (a) enter into any Sale and Leaseback Transaction other than any Sale and Leaseback Transaction for which the lease is a Capitalized Lease and the Capitalized Lease is permitted under Section 9.1(c); or
     (b) enter into any Synthetic Lease.
     9.4. Mergers, Consolidations, Sales of Assets and Acquisitions. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, (a) consolidate with or be a party to a merger with any other Person, or (b) sell or otherwise Dispose of any or all of the assets of any NYTEX Party, or any of the Equity Interests of any direct or indirect Subsidiary of any NYTEX Party, or (c) acquire by purchase or otherwise a majority of any class of the Equity Interests of any Person, or all or substantially all of the business or property of any Person or of any operating division or line of business of any Person, except with the prior written consent of the Purchaser.
     9.5. Conduct of Business.
     (a) Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, (i) engage in any business or activities other than the Business and any businesses or activities substantially similar or related thereto or (ii) conduct the Business and any businesses or activities substantially similar or related thereto other than in accordance with the Budget.

     (b) Each of Parent and the Company shall not modify, alter or change the Budget by an amount in excess of $200,000, individually or in the aggregate, without the prior written consent of the Purchaser.
     9.6. Restricted Payments and Restricted Investments.
     (a) Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, directly or indirectly, make any Restricted Payment, except (i) the declaration and payment of dividends and distributions by the Company on the Shares, (ii) the declaration and payment of dividends and distributions by Parent on the outstanding the shares of Series A Preferred Stock; provided that such payments shall not be made (but may accrue) during the existence of an Event of Default; (iii) the declaration and payment of dividends and distributions by a Wholly-owned Subsidiary of the Company on its outstanding Equity Interests to the Company or to another Wholly-owned Subsidiary of the Company; and (iv) the payment of the annual Management Fee to the extent permitted by Section 9.8.
     (b) Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, directly or indirectly make any Restricted Investment.
     9.7. Issuance of Stock by Subsidiaries. The Company shall not permit any of its Subsidiaries to issue or have outstanding any of its shares of preferred stock or other Preferred Equity Interests (or any warrants, options, conversion rights or other rights to subscribe for, purchase or acquire such preferred stock or other Preferred Equity Interests) other than shares of such preferred stock or Preferred Equity Interests owned by the Company or a Wholly-owned Subsidiary of the Company.
     9.8. Transactions with Affiliates. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service), with any Affiliate of the Company (other than the Purchaser) or such Subsidiary, except Parent shall be entitled to the Management Fee, payable in equal monthly installments of $62,5000, so long as (a) no Default or Event of Default exists at the time of each such payment or after giving effect thereto and (b) the Company and its Subsidiaries are in pro forma compliance with the covenants set forth in Section 10 both immediately before and after giving effect to each such payment installment.
     9.9. Operating Leases. Each of Parent and the Company shall not, and shall not permit any of the other NYTEX Parties to, enter into (as lessee) any lease of real or personal property (other than Capitalized Leases) having a term greater than one year (including options to renew or extend any term, whether or not exercised) if, after giving effect thereto, the aggregate amount of rentals and other payments required to be made by the NYTEX Parties during any fiscal year of the Company under all such leases would be greater than $500,000.

     9.10. Contingent Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:
     (a) Contingent Obligations incurred pursuant to this Agreement and the other Transaction Documents;
     (b) Contingent Obligations incurred pursuant to the Senior Debt Documents;
     (c) Swap Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for purposes of speculation;
     (d) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 9.10(d), including extensions and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;
     (e) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (f) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;
     (g) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies required hereunder; and
     (h) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 9.4(g).
     9.11. Limitation on Dividend Restrictions Affecting Subsidiaries. Except pursuant to this Agreement and the Senior Debt Documents, the Company shall not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms restricts the ability of any such Subsidiary to (a) pay dividends or make any other distributions on such Subsidiary’s Equity Interests, (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (c) make any loans or advances to the Company or any other Subsidiary of the Company or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company.
     9.12. Compliance with ERISA. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to:
     (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Company or any ERISA Affiliate;
     (b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

     (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Company or any ERISA Affiliate;
     (d) enter into any new Pension Plan or Multiemployer Plan or modify any existing Pension Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or
     (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan subject to Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.
     9.13. Litigation. Each of Parent and the Company shall not, and shall not permit any of the other NYTEX Parties to, settle, or agree to indemnify or defend third parties against, any material lawsuit, (a) except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice or (b), in the case of a settlement, unless the terms of the settlement require the NYTEX Parties to make payments and transfers of less than $500,000 in the aggregate. For the purpose of this Section 9.13, a material lawsuit shall be any lawsuit in which the amount in controversy exceeds $500,000.
     9.14. Accounting Changes. Each of Parent and the Company shall not, and shall not permit any of the other NYTEX Parties to, (a) make any material change in accounting treatment or reporting practices, except any material change required by GAAP and which is approved in writing by the Accountants, or (b) adopt or utilize any change in GAAP or the application thereof for purposes of determining compliance with the covenants contained in Section 9 and 10 or elsewhere herein except as permitted by Section 1.2(c).
     9.15. No Amendments to Certain Other Documents. Each of Parent and the Company shall not, and shall not permit any other NYTEX Party to, without the prior written consent of the Purchaser, (a) make any material changes in its equity capital structure (including in the terms of its authorized or outstanding capital stock), (b) permit any amendment to, modification of or supplement to the Organizational Documents of the Company or any Subsidiary of the Company (including the filing of any certificate establishing, setting forth, amending, modifying or supplementing the designations, preferences or rights pertaining to or other terms of any class or series of capital stock of any NYTEX Party), or (c) permit any amendment to, modification of or supplement to the Subordinated Debt Documents.
     Section 10. Financial Covenants. The Company covenants and agrees that so long as the Purchaser shall hold any of the Shares, the Company shall not:
     10.1. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00, measured as of (a) November 30, 2010, for the fiscal quarter then most recently ended; (b) February 28, 2011, for the two fiscal quarter period then most recently ended; (c) May 31, 2011, for the three fiscal quarter period then most recently ended; (d) August 31, 2011 and as of the last day of each fiscal quarter thereafter, for the four fiscal quarter period then most recently ended.

     10.2. Capital Expenditures. Contract for, purchase or make, or permit any other NYTEX Party to contract for, purchase or make, Capital Expenditures other than Capital Expenditures that, in the aggregate for all NYTEX Parties, do not exceed (a) $5,200,000 for the twelve (12) months immediately following the Closing Date and (ii) $5,000,000 for each twelve (12) month period thereafter.
     10.3. Leverage Ratio. Permit the Leverage Ratio as of the last day of each fiscal quarter of the Company to be greater than 2.75:1.0 for such period.
     10.4. Minimum EBITDA. Permit EBITDA for any period of four fiscal quarters then most recently ended to be less than $11,250,000 for such period.
     Section 11. Events of Default.
     11.1. Events of Default; Remedies. If any of the following events (herein called “Events of Default”) shall have occurred and be continuing during the time that the Shares Condition is met (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise):
     (a) the Company shall default in the due and punctual payment or redemption of all or any part of the Principal Amount, or redemption charge (if any), when and as the same shall become due and payable to the holders of the Shares in accordance with this Agreement or the Senior Series A Certificate of Designations, whether at stated maturity, by acceleration, by notice of redemption or otherwise;
     (b) the Company shall default in the due and punctual payment of any dividend on any of the Shares when and as such dividend shall become due and payable in accordance with this Agreement or the Senior Series A Certificate of Designations;
     (c) Parent or the Company shall default in the performance or observance of any of the covenants, agreements or conditions contained in Section 6(a), Section 6(b), Section 6(c), Section 6(d), Section 6(h), Section 8.2(a), Section 8.2(c), Section 8.6, Section 8.6(b), Section 8.8, Section 9, and Section 10;
     (d) any NYTEX Party shall default in the performance or observance of any of the covenants, agreements or conditions contained in this Agreement or any of the other Transaction Documents (other than those referred to in any subsection of this Section 11.1 other than this subsection (d)), and such default shall continue for a period of thirty (30) days;
     (e) (i) the Company or any of its Subsidiaries shall fail to pay any principal of, or interest on, or any other amount payable in respect of Indebtedness of such Person, in an individual or aggregate amount greater than $250,000, that is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness in an individual or aggregate amount greater than $250,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (whether or not such acceleration occurs); or (iii) any such Indebtedness in an individual or aggregate amount greater than $250,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
     (f) any NYTEX Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) below, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries, or for a substantial part of the property or assets of the Company or any of its Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any NYTEX Party, or of a substantial part of the property or assets of the Company or any of its Subsidiaries, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any NYTEX Party, or for a substantial part of the property or assets of any NYTEX Party, or (iii) the winding-up or liquidation of any NYTEX Party, and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against any NYTEX Party, and such NYTEX Party, as the case may be, shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within thirty (30) days from the date of entry thereof and within said period of thirty (30) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed in the aggregate $1,000,000;
     (i) any representation, warranty or statement made by or on behalf of any NYTEX Party or by or on behalf of any officer of any NYTEX Party in this Agreement or any other Transaction Document, or in any financial statement, certificate or other instrument or document now or hereafter delivered pursuant to or in connection with any provision of this Agreement or the other Transaction Documents, shall prove to be false or incorrect or breached in any material respect on the date as of which made;
     (j) a Change of Control shall occur;

     (k) (i) an ERISA Event shall occur with respect to a Pension Plan or a Multiemployer Plan which shall have resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount in excess of $250,000; (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liabilities under a Multiemployer Plan, in an aggregate amount in excess of $250,000; or (iii) the aggregate amount of Unfunded Pension Liabilities among all Pension Plans at any time shall exceed $250,000;
     (l) any provision of this Agreement or any other Transaction Document shall, for any reason, not be or shall cease to be in full force and effect, or not be, or be asserted in writing by the Company or any of its Subsidiaries not to be, valid, binding and enforceable against any Person purported to be bound by it;
     (m) the Company or any Subsidiary of the Company shall fail to observe or perform any material covenant, condition or agreement contained in any Material Contract and such failure shall continue unremedied for a period equal to the lesser of (a) thirty (30) days and (b) any applicable cure period set forth in such Material Contract, if in any event such failure could reasonably be expected to have a Material Adverse Effect; or any Material Contract shall be cancelled or terminated by a party thereto other than the Company or any Subsidiary of the Company and prior to its scheduled date of expiration or termination, if such cancellation or termination could reasonably be expected to have a Material Adverse Effect; or
     (n) any Material Adverse Effect shall occur;
then (i) upon the occurrence of any Event of Default described in subsection (f) or (g), the unpaid principal amount of all of the Shares, together with all dividends accrued thereon and all fees, costs, expenses, indemnities and other amounts payable hereunder or under any of the other Transaction Documents (including an amount equal to the redemption charge (if any) that would have been payable if the Shares had then been voluntarily redeemed), shall automatically become immediately due and payable in exchange for the redemption of the Shares, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived, or (ii) upon the occurrence of any other Event of Default, the Purchaser may, by written notice to the Company, declare the entire unpaid principal amount of the Shares to be immediately due and payable in exchange for the redemption of the Shares, together with all interest accrued thereon and all fees, costs, expenses, indemnities and other amounts payable hereunder or under any of the other Transaction Documents (including an amount equal to the redemption charge (if any) that would have been payable if the Shares had then been voluntarily redeemed), in which event all such principal, interest, premium and other amounts shall thereupon be immediately due and payable, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived.
     11.2. Suits for Enforcement. If any Event of Default shall have occurred and be continuing, the Purchaser may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or the other Transaction Documents, and the Purchaser may proceed to enforce the payment of all sums due upon the Shares or under this Agreement or any other Transaction Document, and such further amounts as shall be sufficient to cover the costs and expenses of collection (including reasonable counsel fees and disbursements), or to enforce any other legal or equitable right of the Purchaser.
     11.3. Remedies Cumulative. No remedy conferred upon the Purchaser in this Agreement or in any of the other Transaction Documents is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.
     11.4. Remedies Not Waived. No course of dealing between the Company and the Purchaser, and no delay or failure in exercising any rights under this Agreement or any of the other Transaction Documents, shall operate as a waiver of any of the rights of the Purchaser.
     Section 12. Put Right. At any time on or after the earlier to occur of (a) the date on which a Change of Control occurs, (b) the date on which an Event of Default occurs, (c) the date on which the Company elects to redeem the Shares in accordance with the Senior Series A Certificate of Designations and (d) the Maturity Date (each such date, a “Put Event Date”), the Purchaser may elect to cause Parent to repurchase the Warrants held by the Purchaser on such Put Event Date (the “Put Securities”) by providing written notice of such election to the Company (the “Put Election Notice”). Parent shall repurchase the Put Securities from the Purchaser for an amount (“Put Payment Amount”) equal to the greater of (i) the Purchaser’s aggregate equity ownership percentage in Parent as of the Put Event Date, multiplied by the Equity Value as of the Put Event Date and (ii)(A) in the event that the Put Event Date occurs prior to the third (3rd) anniversary following the Closing Date, $30,000,000 and, (B) in the event that the Put Event Date occurs on or after the third (3rd) anniversary following Closing Date, $40,000,000 (in each of subsection (A) and (B), inclusive of any and all amounts paid by Parent or the Company pursuant to this Agreement or the Senior Series A Redeemable Preferred Stock Certificate of Designations in respect of the Principal Amount, the Closing Fee and dividends on the Shares). Parent shall pay the cost of determining the Equity Value. The Company shall pay the Put Payment Amount to the Purchaser promptly after receipt of the Put Election Notice (but in no event more than five (5) Business Days after receipt thereof) by wire transfer of immediately available funds to the bank account designated by the Purchaser in the Put Election Notice.
     Section 13. Miscellaneous.
     13.1. Amendment and Waiver.
     (a) Any term, provision, covenant, agreement or condition of this Agreement may be amended or waived only by a writing, signed by the party or parties to be bound or burdened by such amendment or waiver.
     (b) No failure or delay by the Purchaser in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by law.
     13.2. Expenses.
     (a) The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay and save the Purchaser and its Affiliates harmless against any and all liability for the payment of all reasonable, out-of-pocket expenses arising in connection with this Agreement and the other Transaction Documents, including all expenses incurred in connection with (i) the reproduction of such agreements and instruments and all stamp and other similar taxes (together in each case with interest and penalties, if any) which may be payable in respect of the execution and delivery of such agreements or instruments or the issuance, delivery or acquisition by the Purchaser of any of the Shares, the Warrants or other instrument pursuant to this Agreement, (ii) the fees and disbursements of Winston & Strawn LLP incurred in connection with the performance of due diligence in respect of the NYTEX Parties, the preparation and negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions hereby and thereby contemplated, and (iii) the expenses of the Purchaser incurred in connection with its investigation of the business, assets and financial condition of the NYTEX Parties, including the fees and disbursements of any accountants or other experts retained by the Purchaser for such purposes.
     (b) The Company also agrees to pay to the Purchaser on demand all expenses hereafter incurred by the Purchaser (including reasonable counsel fees and disbursements) from time to time in connection with (i) the enforcement, attempted enforcement or preservation of any of the rights or remedies of the Purchaser under this Agreement or any of the other Transaction Documents, (ii) any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement or any of the other Transaction Documents, whether or not the same shall become effective and (iii) attendance by the Observer at meetings of the boards of directors of the NYTEX Parties as permitted by Section 7.2.
     (c) The Obligations of the Company under this Section 13.2 shall survive the payment or prepayment in full or transfer of any Shares, the enforcement of any provision of this Agreement or the other Transaction Documents, any such amendments, waivers or consents, and any such workout, restructuring or similar arrangement.
     13.3. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement or otherwise in connection herewith shall (a) survive the execution and delivery of this Agreement and the delivery of the Shares and the Warrants to the Purchaser and shall continue in effect while the Purchaser shall hold any of the Shares, and thereafter as provided in Section 13.2 and Section 13.6, and (b) be deemed to be material and to have been relied upon by the Purchaser, regardless of any investigation made by the Purchaser or on its behalf.
     13.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the

Company may not transfer or assign any of its rights or Obligations hereunder or under the other Transaction Documents without the prior written consent of the Purchaser. Without limiting the generality of the foregoing, at any time and from time to time and without any notice to or consent by the Company, the Purchaser may (a) sell or otherwise Dispose of any or all of the Shares and the Warrants in accordance with Applicable Law, and (b) pledge and grant a security interest in any or all of the Shares and the Warrants, and in all of its rights and interests under this Agreement and the other Transaction Documents to secure Indebtedness incurred by the Purchaser, and in the event of any foreclosure of such pledge and security interest, the secured party thereof may sell and assign such Shares and Warrants, together with all rights and interests of the Purchaser under this Agreement and the other Transaction Documents, in a public or private sale and may exercise all other rights of a secured party with respect thereto in accordance with the documentation governing such Indebtedness and Applicable Law.
     13.5. Notices. All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (a) on the day on which delivered if delivered personally or transmitted by facsimile transmission, (b) one (1) Business Day after the date on which the same is delivered to a nationally recognized overnight courier service, (c) three (3) Business Days after being sent by registered or certified United States mail, return receipt requested, or (d) if sent by e-mail as provided below, and shall be addressed:
(i)	if to the Purchaser, to:

WayPoint Nytex, LLC c/o WayPoint Capital Partners, LLC 555 Theodore Fremd Avenue, Suite C207 Rye, New York 10580 Attention: Mr. Thomas W. Drechsler Phone: (914) 417-6960 Facsimile: (914) 417-6961

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Mr. Bradley C. Vaiana Telephone: (212) 294-2610 Facsimile: (212) 294-4700;

(ii)	if to the Company or Parent, to:

NYTEX Energy Holdings, Inc. 12222 Merit Drive, Suite 1850 Dallas, Texas 75251 Attention: Mr. Kenneth Conte Telephone: (972) 770-4700 Facsimile: (972) 770-4701

with a copy (which shall not constitute notice) to:

Strasburger & Price, LLP 901 Main Street, Suite 4400 Dallas, Texas 75202 Attention: Mr. Kevin Woltjen Telephone: (214) 651-2344 Facsimile: (214) 659-4025
or to such other address or addresses or telecopy number or numbers as any of such Persons may most recently have designated in writing to the others by such notice. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
     13.6. Indemnification. In consideration of the execution and delivery of this Agreement by the Purchaser, Parent, the Company hereby agrees to defend, indemnify, exonerate and hold harmless the Purchaser and each of the Purchaser’s officers, directors, stockholders, Affiliates, trustees, employees and agents (herein collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, claims, actions, suits, proceedings, judgments, costs and expenses, including legal fees and other expenses incurred in the investigation, defense, appeal and settlement of claims, actions, suits and proceedings (herein collectively called the “Indemnified Liabilities”), incurred by the Indemnitees or any of them arising out of or resulting from any act or failure to act by any NYTEX Party or their respective officers, directors, employees, agents, representatives or Affiliates (other than the Purchaser) relating to:
     (a) this Agreement, any of the other Transaction Documents, the issuance of the Shares or the Warrants or the transactions contemplated hereby or thereby, or the performance by the Company of its Obligations hereunder or thereunder,
     (b) any Environmental Matter, any Environmental Law or the actual or alleged existence or release of any Hazardous Substance, or
     (c) Parent’s exploration and production assets and subsidiaries, including the Restricted Subsidiaries, Panhandle Field Producing and Development Property and Bluff Creek.
except for any such Indemnified Liabilities which are finally judicially determined to have resulted from the Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, each of Parent and the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The Obligations of Parent and the Company under this Section 13.6 shall survive the payment or prepayment in full or transfer of any of the Shares and the enforcement of any provision hereof or thereof.

     13.7. Confidentiality. (a) The Purchaser shall maintain in confidence in accordance with its customary procedures for handling confidential information and not disclose to any Person, all written information clearly marked “Confidential” that the Company or any of its Subsidiaries, or any of their authorized representatives, furnishes to the Purchaser on a confidential basis (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Purchaser of its obligations hereunder or that is or becomes available to the Purchaser from a source other than the NYTEX Parties, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Purchaser shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:
          (i) its directors, officers, trustees, partners, employees, agents and attorneys;
          (ii) its Affiliates, accountants, investment advisers, other professional consultants and rating agencies, and the directors, officers, trustees, partners, employees, agents and attorneys of each of the foregoing;
          (iii) any Person to which the Purchaser offers to sell or pledge, or sells or pledges, any of the Shares or any part thereof or interest, and any other Person which offers to provide or is providing financing to the Purchaser; provided such Person agrees to keep such information confidential on terms similar to those set forth in this Section 13.7;
          (iv) the SEC and any other federal or state regulatory authority or examiner which regulates or has jurisdiction over the Purchaser; and
          (v) any other Person to which such delivery or disclosure may be necessary or appropriate (A) in order to comply with any Applicable Law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation to which the Purchaser is a party, or (D) in connection with the enforcement of the rights and remedies of the Purchaser under this Agreement and the other Transaction Documents at any time when an Event of Default shall have occurred and be continuing (with respect to clauses (A), (B) and (C) of this subparagraph (v), in each case upon prior written notice to Parent to the extent reasonably practicable and not prohibited by law or court order, so that Parent may, at its sole cost and expense, contest such disclosure or seek confidential treatment thereof).
     (b) Notwithstanding any other provision contained herein, on or about the Closing Date, the Purchaser shall have the right to issue a press release or other public statement, in form and substance as shall be determined by the Purchaser in its sole discretion, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, and thereafter may from time to time issue such press releases or other public statements with respect to its investment in Parent and the Company as the Purchaser may reasonably determine to be necessary or advisable in order to comply with the requirements of federal and state securities laws, rules and regulations or the rules of any securities exchange (including the Nasdaq Stock Market, Inc.) on which the Purchaser’s securities may be traded. The Purchaser shall also have the right to list Parent and the Company as a portfolio company of the Purchaser on the web site or sites owned and maintained by the Purchaser and in any other marketing materials as the Purchaser, in its sole discretion, shall determine.
     13.8. Punitive Damages. Each party to this Agreement agrees that it shall not have a remedy of punitive, special, exemplary, indirect or consequential damages against any other party to this Agreement in connection with any claim or dispute arising hereunder and hereby waives any right or claim to any such damages that such party now has or which may arise in the future in connection with any such claim or dispute, whether such claim or dispute is resolved by arbitration or judicially.
     13.9. Integration and Severability. This Agreement embodies the entire agreement and understanding among the Purchaser, Parent and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby for such date, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.
     13.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. Delivery of manually executed counterparts of this Agreement shall immediately follow delivery by telecopy or other electronic means, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect hereof.
     13.11. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW EXCEPT AS SET FORTH IN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     13.12. Submission to Jurisdiction; Waiver of Service and Venue.
     (a) EACH OF PARENT AND THE COMPANY CONSENTS AND AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN.
     (b) EACH OF PARENT AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY HAND DELIVERY OR BY REGISTERED OR CERTIFIED UNITED STATES MAIL TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 13.5.

     (c) NOTHING IN THIS SECTION 13.12 SHALL AFFECT THE RIGHT OF THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE PURCHASER TO BRING ANY ACTION OR PROCEEDING AGAINST PARENT, THE COMPANY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
     13.13. Waiver of Right to Trial by Jury. EACH OF PARENT, THE COMPANY AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. PARENT, THE COMPANY AND THE PURCHASER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 14. Replacement of Shares. Upon request of the Purchaser, the Company shall issue and deliver at its expense, in replacement of the certificate(s) representing the Shares lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new certificate(s) representing such Shares in the same aggregate amount, and otherwise of the same tenor, as the certificate(s) so lost, stolen, damaged or destroyed, duly executed by the Company. The Company may condition the replacement of a certificate representing any Shares reported by the Purchaser as lost, stolen, damaged or destroyed, upon the receipt from the Purchaser of an indemnity reasonably satisfactory to the Company.
[Signature page follows]

IN WITNESS WHEREOF, Parent, the Company and the Purchaser have executed this Agreement by their duly authorized officers as of the date first written above.

NYTEX ENERGY HOLDINGS, INC.
By:
Name:
Title:

NYTEX FDF ACQUISITION, INC.
By:
Name:
Title:

WAYPOINT NYTEX, LLC
By:
Name:
Title:

[Signature Page to Senior Series A Preferred Stock and Warrant Purchase Agreement]